Exhibit 10.38

September 4, 2002

Shawn O’Connor

1010 Dunhill Ct.

Danville, CA 94506

Dear Shawn:

On behalf of Pharsight Corporation, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting directly to me.  In your role, you would provide leadership for our Finance, Information Technology, Human Resources and Legal groups.

We are confident that you will make an outstanding addition to our team.  There are many professional and technical challenges and the company is still small enough and growing rapidly enough to provide ample opportunity for professional development and an increasing role in the leadership of the firm.  As a young and recently public company, Pharsight also offers you the opportunity to participate in the company’s growth, on both a financial and intellectual basis.

Your base salary will be $240,000 annually, and will be paid semi-monthly.  In FY2003 (which began April 1, 2002) you are eligible for an incentive bonus program targeted at 40 percent of your base salary, with total compensation targeted at $336,000. This bonus is tied to the company corporate performance goals and will be pro-rated for FY2003.  To the extent that the percentage you earn is less than 62.5%, and provided you are actively employed at Pharsight on date the bonus is paid out, you will be paid an additional guaranteed bonus equal to the difference between your actual FY2003 bonus payout and $30,000. For example, if your FY2003 bonus payout is $20,000, and you are employed by Pharsight on the payout date, you will receive an additional bonus of $10,000 at that time. In addition, your performance and potential merit increase will be reviewed during our normal annual cycle in May 2003.

You will be eligible for Pharsight’s employee benefits programs, including health, dental, life and disability insurance, 401(k) plan and an annual accrual of 20 paid personal-time-off days.

In addition, the Company’s management will recommend to the Board of Directors that you be granted an option to purchase 250,000 shares of stock.  This option will vest over four years and is subject to the terms and conditions of the Company’s 2000 Stock Option Plan.  The exercise price of the option will be the fair market value of the stock as determined by the closing price on the Thursday of the week in which you start work as an employee of Pharsight.  In addition, the Board of Directors will review additional stock option grants for you based on your performance and execution of deliverables.

This offer does not constitute a guarantee of employment for any specific period of time, and either you or Pharsight may terminate the employment relationship at any time, with or without cause.

As a condition of your employment with Pharsight, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, two originals of which are enclosed.  Please sign both originals and return one to me with your acceptance of this offer.

In order to comply with Federal labor law requirements (IRCA), you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

I am providing two originals of this letter.  Please sign and return one to indicate your acceptance.  This offer is valid through September 10, 2002.  We are excited about the prospect of having you on the Pharsight team.

Sincerely,

/s/ Mike Perry

Mike Perry PhD

President and Chief Executive Officer

Pharsight Corporation

Enclosures

I accept employment with Pharsight Corporation subject to the terms and conditions hereof.  I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

I anticipate a start date of September 16, 2002.

/s/ Shawn O’Connor
Shawn O’Connor

September 9, 2002
Date

2

PHARSIGHT CORPORATION

Proprietary Information and Inventions Agreement

In consideration of, and as a condition of, my employment with Pharsight Corporation, a Delaware corporation (the “Company”), I hereby represent to and agree with the Company as follows:

1.             Purpose of Agreement; Effective Date.  I understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below) and its rights in Inventions (as defined below) and all related intellectual property rights.  Accordingly, whether or not I am expected to create inventions of value for the Company, I am entering into this Proprietary Information and Inventions Agreement (this “Agreement”) as a condition of my employment with the Company.  This Agreement shall be effective as of the first day of my employment with the Company.

2.             Definition of Proprietary Information.  Proprietary Information is any information of a confidential nature (i.e., not generally known or publicly available) that may be disclosed to me that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, or supplier of the Company or to the business of any other party with whom the Company agrees to hold the information disclosed by such party in confidence.   Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and product sales and pricing information.

3.             Confidentiality.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to Proprietary Information.  At all times, both during my employment with the Company and after the termination of such employment, I will keep and hold all Proprietary Information in confidence and trust, and I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

4.             Work for Hire.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

5.             Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

6.             Definition of Invention.  The term Invention includes all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, algorithms, computer software programs, databases, mask works, and trade secrets that either (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development.

7.             Disclosure and Assignment of Inventions.   I will promptly disclose in confidence to the Company all Inventions that I make or conceive or create or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.  I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

8.             Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and any other intellectual property rights in any and all Inventions, and (b) any and all Other Rights (as defined below) that I may have in or with respect to any Invention.  I also hereby forever waive and agree never to assert any Other Rights I may have in or with respect to any Invention, even after termination of my employment with the Company.  “Other Rights” means any right to claim author’s rights with respect to an Invention, to object to or prevent the modification of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether such right is denominated or generally referred to as a “moral right” or otherwise.

9.             Labor Code Notice.  I have been notified and understand that the provisions of paragraphs 6 and 7 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.  TO THE EXTENT A PROVISION IN AN EMPLOYEE AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN

INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870 (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

10.           Assistance.  I agree to assist the Company in every proper way to obtain for the Company and to enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company’s Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secret rights and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request on such assistance.

11.           No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, or similar agreement with any former employer or other party. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person, or unless the items have been legally transferred to the Company or are generally available to the public.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided, developed or owned by the Company.

12.         Prior Inventions.  If, in the course of my employment with the Company, I incorporate a prior invention made by me into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, prior inventions in any Company Inventions without the Company’s prior written consent.

13.           Notification. I hereby authorize the Company to notify my future employers of the terms of this Agreement and my responsibilities hereunder.

14.           Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.           Governing Law; Severability.  This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to application of choice of law rules or principles.  In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then such provision shall not be voided but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

16.           No Duty to Employ.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

17.           FDA Debarrment.  I represent that I have never been debarred under Section 306(a) or (b) of the Federal Food Drug or Cosmetic Act and that I will immediately notify the Company in the event that any debarrment proceedings are commenced against me.

PHARSIGHT CORPORATION		Shawn O’Connor

By	/s/ Stacy Murphy	/s/ Shawn O’Connor

	Stacy Murphy	Date: September 9, 2002

Vice President, Human Resources